1.1

AGREEMENT REGARDING PURCHASE OF PARTNERSHIP INTERESTS

BY AND BETWEEN

CEDAR REALTY TRUST PARTNERSHIP, L.P., CEDAR RCP LP LLC,

AND

CEDAR RCP GP LLC, as sellers

AND

RIOCAN HOLDINGS USA INC., as purchaser

Dated as of September 6 , 2012

TABLE OF CONTENTS
Page

1.	Certain Definitions.	1
2.	Purchase of Cedar Partnership Interests.	7
3.	Common Shares of CRTI.	9
4.	Closing.	11
5.	Closing Costs.	11
6.	Representations and Warranties of Cedar.	12
7.	Representations and Warranties of RioCan.	17
8.	Investment Representations, Etc.	18
9.	Interim Covenants of Cedar.	19
10.	Deliveries to be made on the Closing Date.	20
11.	Conditions to the Closing.	23
12.	Apportionments.	24
13.	Release.	28
14.	Brokers.	28
15.	Limitation of Liability.	29
16.	Remedies For Default.	30
17.	Notices.	31
18.	Amendments.	33
19.	Governing Law; Jurisdiction; Construction.	33
20.	Partial Invalidity.	33
21.	Counterparts.	34
22.	No Third Party Beneficiaries.	34
23.	Waiver.	34
24.	Assignment.	34
25.	Binding Effect.	34
26.	Entire Agreement.	35
27.	Further Assurances.	35
28.	Paragraph Headings/Schedules.	35
29.	Waiver of Trial by Jury.	35
30.	Litigation Costs.	35
31.	Currency.	35
32.	Intentionally Deleted.	36
33.	Press Releases.	36
34.	Blue Mountain Commons.	36
35.	Partnership Agreement.	36
36.	Status as a Real Estate Investment Trust and Income Tax Matters.	37
37.	Cross Keys Place Earn-Out.	41
38.	Real Estate Tax Protests.	41
39.	Payment to Cedar of Certain Outstanding Fees.	41

EXHIBITS

EXHIBIT A - FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

SCHEDULES

SCHEDULE 1 – MAJOR TENANTS

AGREEMENT REGARDING PURCHASE OF PARTNERSHIP INTERESTS

AGREEMENT REGARDING PURCHASE OF PARTNERSHIP INTERESTS (this “Agreement”), made as of the 6th day of September, 2012, by and between CEDAR REALTY TRUST PARTNERSHIP, L.P., a Delaware limited partnership (“Cedar”), CEDAR RCP LP LLC, a Delaware limited liability company (“Cedar LP”), CEDAR RCP GP LLC, a Delaware limited liability Company (“Cedar GP”), and RIOCAN HOLDINGS USA INC., a Delaware corporation (“RioCan”).

W I T N E S S E T H :

WHEREAS, Cedar LP and RioCan are the sole limited partners of the Partnership (as hereinafter defined) and Cedar GP is the sole general partner of the Partnership; and

WHEREAS Cedar LP has agreed to sell all of its right, title and interest in the Partnership to RioCan and Cedar GP has agreed to sell all of its right, title and interest in the Partnership to RioCan and RioCan GP (as hereinafter defined), subject to the terms and conditions hereof.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Certain Definitions.

For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

Adjustment Date:  As defined in Section 12(a).

Agreement:  As defined in the Preamble.

Blue Mountain Residential Contract of Sale:  As defined in Section 34.

Blue Mountain Residential Parcel:  As defined in Section 34.

Bridgeport Ground Lease:  Ground Lease dated December 8, 2004, by and between The Housing Authority of the City of Bridgeport, LLC, as landlord, and Cedar Bridgeport, LLC (as successor-in-interest to Fairfield Avenue Investors, LLC), as tenant.

Buildings:  All buildings, structures (surface and subsurface), installations and other improvements.

Business Day:  Any day, other than a Saturday or Sunday, on which commercial banks in the State of New York or the province of Ontario are not required or authorized to be closed for business.

Cedar:  As defined in the Preamble.

Cedar GP:  As defined in the Preamble.

Cedar Guarantees:  The guaranties and indemnities provided by Cedar and its affiliates with respect to the Properties known as Columbus Crossing, Shaw’s Plaza and Stop & Shop Plaza.

Cedar Guarantor Replacements and Releases:  As defined in Section 2(b).

Cedar LP:  As defined in the Preamble.

Cedar Partners:  Individually and collectively, as applicable, Cedar GP and Cedar LP.

Cedar Partnership Interests:  The interests owned by Cedar LP and Cedar GP in the Partnership.

Cedar Related Parties:  Cedar and any agent, advisor, representative, affiliate, employee, director, partner, member, beneficiary, investor, servant, shareholder, trustee or other person or entity acting on Cedar’s behalf or otherwise related to or affiliated with Cedar, including, without limitation, the Cedar Partners and CRTI.

Closing:   The closing of the Transaction contemplated in this Agreement.

Closing Date:  As defined in Section 4.

Closing Date Representations:  As defined in Section 10(a).

Closing Documents:  The agreements, instruments and other documents to be delivered by the Cedar Partners to the RioCan Partners pursuant to Section 10(a) or otherwise pursuant to this Agreement and the agreements, instruments and other documents to be delivered by the RioCan Partners to the Cedar Partners pursuant to Section 10(b) or otherwise pursuant to this Agreement.

Columbus Crossing Guaranty Replacement:  As defined in Section 2(b).

Columbus Crossing Preferred Interest:  The “Preferred Interest” in Delaware 1851 Associates, LP.

Columbus Crossing Reimbursement Agreement:  As defined the Initial Purchase Agreement.

Commission:  The United States Securities and Exchange Commission.

Consideration:  As defined in Section 2(a).

CRTI:  Cedar Realty Trust, Inc., a Maryland corporation, and any successors thereto.

Default Notice:  As defined in Section 16(c).

Defaulting Party:  As defined in Section 16(c).

Environmental Claim:  With respect to any Property, any action, cause of action, suit, order, decree, award, proceeding, judgment, penalty, assessment, claim, or fine imposing or alleging potential liability for any violation of Environmental Laws or otherwise relating to Hazardous Substances.

Environmental Laws:  All applicable federal, state, municipal and local laws (including without limitation all statutes, by-laws and regulations and all orders, directives and decisions rendered by, and policies, instructions, guidelines and similar guidance of, any ministry, department or administrative or regulatory agency), relating to the protection of the environment, or the manufacture, processing, distribution, use, treatment, storage, disposal, packaging, transport, handling, containment, clean-up or other remediation or corrective action of any Hazardous Substances.

Escrow Agent:  Commonwealth Land Title Insurance Company, Two Grand Central Tower 140 East 45th Street, 22nd Floor, New York, NY 10017, Attention: Robert Fitzgerald.

Executive Order 13224: Executive Order 13224–Blocking Property and Prohibiting Transaction with Persons Who Commit, Threaten to Commit, or Support Terrorism, issued by OFAC.

Existing Management Agreements:  With respect to each Property, the Property Management Agreement entered into between the applicable Property Owner and Manager for the management and leasing of such Property. For the purposes of Section 10 only “Existing Management Agreements” shall include the management agreements pursuant to which Cedar manages the RioCan Owned Properties.

Franklin Purchase Agreement:  The  Agreement Regarding Purchase of Partnership Interests (Franklin), of even date herewith, by and among Cedar, REIT Property Subsidiary, and RioCan for the purchase by Cedar or its designee of 100% of the direct and indirect interests in CSC Franklin Village LP, the owner of Franklin Village Plaza, located in Franklin, Massachusetts.

Governmental Authority:  Any agency, instrumentality, department, commission, court, tribunal or board of any government, whether foreign or domestic and whether national, federal, state, provincial, local or any quasi-governmental entity or any Person acting under the authority of any of the foregoing.

Ground Leases:  The Bridgeport Ground Lease, the Loyal Plaza Ground Lease and the York Ground Lease, in each case as amended, renewed or otherwise varied.

Hazardous Substances: Any pollutants, contaminants, chemicals, deleterious substances, waste (including without limitation industrial, toxic or hazardous wastes), petroleum or petroleum products, asbestos, PCBs, underground storage tanks and the contents thereof, flammable materials or radioactive materials.

Indirect Interests:  Individually and collectively, as applicable, the equity interests in the Indirect Owners.

Indirect Owner(s):  Individually and collectively, as applicable, the entities that are direct or indirect owners of equity interests in the Property Owners and owned directly or indirectly by REIT Property Subsidiary.

Initial Purchase Agreement: The Partnership Interests Purchase Agreement between RioCan and Cedar dated October 26, 2009.

Intellectual Property:  The interest, if any, of the applicable Property Owner in any trademarks, trade names, logos, names, coined words, abbreviations, designs, styles, certification marks, copyrights, industrial designs and other similar property relating solely to any Property.  In no event shall Intellectual Property include, “CDR”, “Cedar Realty Trust”, “Cedar”, or any variation of any of the foregoing.

Interest:  All of a party’s right title and interest in the Partnership.

Leases:  With respect to each Property, the leases described on the Rent Roll for such Property.

Leasing Costs:  As defined in Section 12(b).

Lender Notification Letters: As defined in Section 10(b).

Lenders:  Collectively, the mortgage lenders under each of the Loans.

Loan Approval:  As defined in Section 2(b).

Loans:  Collectively, the loans applicable to each of the Properties.

Loyal Plaza Ground Lease:  Agreement of Lease dated January 15, 1963, by and between Robert M. Zaner and Ruth S. Zaner, his wife, as landlord, and Loyal Plaza Associates, L.P. (as ultimate successor-in-interest to Murray H. Goodman), as tenant, as amended by that certain Amendatory Agreement, dated March 26, 1964.

Major Tenant:  Those Tenants listed in Schedule 1 attached hereto.

Managed Properties:  The Properties and the RioCan Owned Properties;

Manager:  Cedar.

Net Consideration:  As defined in Section 2(a).

Non-Defaulting Party:  As defined in Section 16(c).

OFAC:  The Office of Foreign Assets Control of the United States Department of the Treasury.

OFAC Lists:  As defined in Section 6(a).

Outside Adjustment Date:  As defined in Section 12(h).

Owners:  Individually and collectively, as applicable, the Property Owners and the Indirect Owners.

Partnership:  RC Cedar Partnership LP, a Delaware limited partnership.

Partnership Agreement:  The Partnership Agreement applicable to the Partnership as of the date of this Agreement.

Partnership Interests:  As defined in Section 8(a).

Person:  An individual, partnership, joint venture, corporation, trust or other entity.

Personal Property:  All right, title and interest, if any, in and to the fixtures, equipment and other personal property owned by each Property Owner and attached or appurtenant to the applicable Property.

PREIT Earnouts: All outstanding amounts payable to PREIT Associates, L.P. and its affiliates pursuant to Section 25(b) of that certain Agreement of Purchase and Sale of Ownership Interests,  dated as of August 13, 2010, by and between PREIT Associates, L.P., as seller, and Cedar Shopping Centers Partnership, L.P., as buyer, as amended.

Property or Properties:  Collectively or individually, as applicable, those certain real properties commonly known as:  (i) Columbus Crossing Shopping Center, located in Philadelphia, Pennsylvania; (ii) Loyal Plaza Shopping Center, located in Williamsport, Pennsylvania; (iii) Stop & Shop Plaza, located in Bridgeport, Connecticut; (iv) Blue Mountain Commons, located in Susquehanna Township, Pennsylvania; (v) Sunset Crossing Shopping Center, located in Dickson, Pennsylvania; (vi) Shaw’s Plaza Shopping Center (aka Raynham Commons), located in Raynham, Massachusetts; (vii) Montville Commons, located in Montville, Connecticut; (viii) Marlboro Crossroads, located in Upper Marlboro, Mary land; (ix) Northwoods Crossing, located in Taunton, Massachusetts; (x) Cross Keys Place, located in Sewell, New Jersey; (xi) Sunrise Plaza, located in Forked River, New Jersey; (xii) Creekview Plaza, located in Warrington, Pennsylvania; (xiii) Exeter Commons, located in Reading, Pennsylvania; (xiv) Gettysburg Marketplace, located in Gettysburg, Pennsylvania, (xv) Monroe Plaza, located in Selinsgrove, Pennsylvania; (xvi) Northland Center, located in State College, Pennsylvania; (xvii) Pitney Road Plaza, located in Lancaster, Pennsylvania; (xviii) Town Square Plaza, located in Temple, Pennsylvania; (xix) York Marketplace, located in York, Pennsylvania; (xx) New River Valley, located in Christiansburg, Virginia, (xxi) Towne Crossing, located in Midlothian, Virginia, together with the respective Property Owner’s interest in (a) all of the Buildings located or to be developed thereon, and (b) all rights, interests, entitlements, benefits, and privileges of any nature or kind whatsoever related thereto including, without limitation, the land thereunder, the Personal Property, Leases, Intellectual Property, Warranties, and all easements for ingress, egress, parking, utility service and other appurtenances thereto.

Property Owner(s):  Individually and collectively, the owner or ground lessee of each of the Properties.

Registration Rights Agreement:  As defined in Section 3(b).

REIT:  RC Cedar REIT, LP.

REIT Property Subsidiary:  RC Cedar REIT Property Subsidiary LP.

Rent Rolls: The rent rolls provided to RioCan pursuant to the Existing Management Agreements and dated July 31, 2012.

Resale Prospectus:  As defined in Section 3(b).

Resale Registration Statement:  As defined in Section 3(b).

RioCan:  As defined in the Preamble.

RioCan GP:  A direct or indirect wholly owned affiliate of RioCan designated by RioCan to acquire 10% of Cedar GP’s 1% (i.e. .1%) Cedar Partnership Interest.

RioCan Owned Properties:  Properties wholly-owned, directly or indirectly, by RioCan and managed by the Manager as of the Closing Date.

RioCan Partners: RioCan and the RioCan GP.

RioCan REIT:  RioCan Real Estate Investment Trust, an Ontario trust.

RioCan Related Party:  As defined in Section 13(a).

RioCan Representatives:  The directors, officers, employees, affiliates, partners, members, brokers, agents or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors of RioCan.

RioCan Share Holdings:  As defined in Section 3(a).

RioCan Share Holdings Disposition:  As defined in Section 3(a).

Securities Act:  The Securities Act of 1933, as amended.

Service Contracts:  With respect to each Property, service contracts applicable thereto and entered into in accordance with the Initial Purchase Agreement, the Partnership Agreement and the Existing Management Agreements.

Settlement Statement:  As defined in Section 10(a).

Tax Matter:  As defined in Section 36.

Tenants: Means all Persons having a right to occupy any rentable area of any Property pursuant to a Lease.

Transaction:  The transaction contemplated under this Agreement.

Update Certificate:  As defined in Section 10(a).

Warranties:  The existing warranties, guarantees and indemnities for the construction and/or the existing operation of the Properties.

York Ground Lease:  Net Ground Lease, dated as of September 15, 1992, between Robert W. Bowman, Jr. and Mary M. Bowman, as landlord, and Pantlin Development Corp., as tenant, as amended.

2.	Purchase of Cedar Partnership Interests.

(a)
On the Closing Date, RioCan and RioCan GP shall purchase from Cedar LP and Cedar GP the Cedar Partnership Interests for an aggregate consideration of One Hundred Nineteen Million Five Hundred Twenty One Thousand One Hundred and Thirty Five Dollars ($119,521,135) (the “Consideration”).  The Consideration shall be (I) reduced by the sum of $750,000 plus twenty percent (20%) of the outstanding principal amount as of the Closing Date of the Loans (including the principal of the Loan secured by Columbus Crossing whether or not such Loan shall be repaid at Closing, but excluding all prepayment fees and penalties if repaid at Closing); and (II) adjusted pursuant to the express terms of this Agreement (the Consideration, as so reduced and adjusted, the “Net Consideration”).  The parties hereto acknowledge that the Consideration was calculated, in part, based on the trailing net operating income of the Properties, and the Consideration shall not be adjusted to account for any change in net operating income. The Net Consideration shall be payable as follows:

(i)	RioCan shall pay 95% of the Net Consideration to Cedar LP, and in consideration therefor, Cedar LP shall transfer its 19% Cedar Partnership Interest to RioCan;

(ii)	RioCan shall pay 4.5% of the Net Consideration to Cedar GP, and in consideration therefor, Cedar GP shall transfer 90% of its 1% (i.e. .9%) Cedar Partnership Interest to RioCan;

(iii)	RioCan GP shall pay 0.5% of the Net Consideration to Cedar GP and in consideration therefor, Cedar GP shall transfer 10% of its 1% (i.e. .1%) Cedar Partnership Interest to RioCan GP; and

(iv)	The RioCan Partners shall pay the aggregate Net Consideration to the Cedar Partners by wire transfer of immediately available federal funds to an account or accounts designated by the Cedar Partners.

(b)
RioCan shall, at its cost and expense, (i) comply with all obligations under the documents and instruments securing, evidencing or otherwise related to the Loans with respect to the Transaction contemplated by this Agreement including, without limitation, providing such advance written notice (in form and content reasonably satisfactory to Cedar) and documents and instruments as may be required or reasonably requested by any Lender in connection therewith  and (ii) use commercially reasonable efforts commencing promptly after the date hereof to obtain effective as of the Closing Date (A) from the Lender with respect to the Loan secured by Columbus Crossing (and any other Lender with respect to a Loan requiring Lender approval to the Transaction contemplated by this Agreement), in a form reasonably acceptable to RioCan and Cedar, (i) approval of the transfer of the Cedar Partnership Interests to RioCan pursuant to this Agreement (the “Loan Approval”), and (ii) the substitution of Cedar with the REIT as the sole guarantor under the guaranties and indemnities in respect of the Loan secured by Columbus Crossing, and the release of Cedar as guarantor and indemnitor thereunder (collectively, the “Columbus Crossing Guaranty Replacement”) and (B) from the Lenders under the Loans secured by Shaw’s Plaza and Stop & Shop Plaza, written approval or agreement (together with the Columbus Crossing Guaranty Replacement, the “Cedar Guarantor Replacements and Releases”), in a form reasonably acceptable to Cedar, of the release of Cedar as guarantor and indemnitor under the guaranties and indemnities in respect of Shaw’s Plaza and Stop & Shop Plaza.  If such Lenders shall condition the Loan Approval or the Cedar Guaranty Replacements upon modifying the applicable organizational documents of the applicable Owners, or any other modifications of the Loan documents that do not materially increase the liabilities (including, without limitation, potential tax liabilities) or materially limit the rights or economic benefits of RioCan, RioCan shall use commercially reasonable efforts to satisfy any such requirements to the satisfaction of such Lenders.  Cedar and RioCan agree to use commercially reasonable efforts to cooperate with each other in connection with the foregoing (including, without limitation, promptly furnishing to the Lenders all information and documents (financial and otherwise) which may be required with respect to either the Loan Approval or the Cedar Guaranty Replacements and Releases or otherwise reasonably requested by the Lenders).  RioCan shall keep Cedar reasonably informed as to the status of compliance with the terms of this Section 2(b) including, without limitation, providing Cedar with copies of all material correspondence received or delivered in connection therewith contemporaneously with such receipt or delivery.

(c)
If the Loan Approval shall not be obtained by September 27, 2012 RioCan shall, on or prior to September 27, 2012, elect by written notice to Cedar, to prepay, at its sole cost and expense, the Columbus Crossing Loan at Closing, or to extend the scheduled Closing Date until October 16, 2012 to allow for additional time to use commercially reasonable efforts to obtain the Loan Approval.  Failure to make an election by September 27, 2012 shall be deemed an election by RioCan to extend the scheduled Closing Date until October 16, 2012.  If RioCan shall elect to prepay the Loan secured by Columbus Crossing, the provisions of this Agreement with respect to obtaining the Loan Approval shall be null and void, and RioCan shall, at Closing, pay all amounts owed with respect to the Loan secured by Columbus Crossing (including, without limitation, all principal and prepayment penalties and fees).

(d)
If the Loan Approval shall not be obtained by October 12, 2012, RioCan shall, on or prior to October 12, 2012, elect, by written notice to Cedar, to prepay, at its sole cost and expense, the Columbus Crossing Loan at Closing, or to extend the scheduled Closing Date until October 31, 2012 to allow for additional time to use commercially reasonable efforts to obtain the Loan Approval.  Failure to make an election by October 12, 2012 shall be deemed an election by RioCan to extend the scheduled Closing Date until October 31, 2012.  If RioCan shall elect to prepay the Loan secured by Columbus Crossing, the provisions of this Agreement with respect to obtaining the Loan Approval shall be null and void, and RioCan shall, at Closing, pay all amounts owed with respect to the Loan secured by Columbus Crossing (including, without limitation, all principal and prepayment penalties and fees).

(e)
If the Loan Approval shall not be obtained by October 29, 2012, RioCan shall, on or prior to October 29. 2012, elect, by written notice to Cedar, to prepay, at its sole cost and expense, the Columbus Crossing Loan at Closing, or to extend the scheduled Closing Date until November 15, 2012 to allow for additional time to use commercially reasonable efforts to obtain the Loan Approval.  Failure to make an election by October 29, 2012 shall be deemed an election by RioCan to extend the scheduled Closing Date until November 15, 2012  If RioCan shall elect to prepay the Loan secured by Columbus Crossing, the provisions of this Agreement with respect to obtaining the Loan Approval shall be null and void, and RioCan shall, at Closing, pay all amounts owed with respect to the Loan secured by Columbus Crossing (including, without limitation, all principal and prepayment penalties and fees).

(f)
If the Loan Approval shall not be obtained by November 15, 2012, at the Closing, which shall occur on November 19, 2012, TIME BEING OF THE ESSENCE, RioCan shall, at its sole cost and expense, repay all amounts owed with respect to the Loan secured by Columbus Crossing (including, without limitation, all prepayment penalties and fees), and the provisions of this Agreement with respect to obtaining the Loan Approval shall be null and void.

3.	Common Shares of CRTI.

(a)
RioCan confirms that it currently holds 9,445,236 shares of common stock of CRTI (collectively, the “RioCan Share Holdings”), which RioCan Share Holdings constitute approximately 13% of the current issued and outstanding common share capital of CRTI based on publicly available information of CRTI.  The parties acknowledge that RioCan currently intends to dispose of the RioCan Share Holdings over time (the “RioCan Share Holdings Disposition”).

(b)
CRTI hereby represents, warrants and confirms that CRTI has prepared and filed with the Commission a shelf registration statement (file number 333-169035) on Form S-3, including a related prospectus, dated September 23, 2010, for registration under the Securities Act, of the offering and re-sale, from time to time, of up to 9,738,426 shares of CRTI’s common stock, including the RioCan Share Holdings (the “Resale Registration Statement”) and that CRTI has filed with the Commission pursuant to Rule 424(b) a prospectus, dated September 30, 2010, relating to the offering and re-sale, from time to time, of up to 9,738,426 shares of CRTI’s common stock, including the RioCan Share Holdings (the “Resale Prospectus”), which has previously been furnished to RioCan.  The Resale Registration Statement and any amendments thereto, each in the form filed with the Commission and as available on the Commission’s website, have been declared effective by the Commission; no stop order suspending the effectiveness of the Resale Registration Statement or any notice objecting to its use have been issued and no proceedings for that purpose have been instituted or, to the knowledge of Cedar Partners, threatened, and no stop order suspending or preventing the use of the Resale Prospectus has been issued by the Commission, and no proceedings therefor have been initiated or, to the knowledge of the Cedar Partners, threatened by the Commission.  In connection with the RioCan Share Holdings Disposition (i) effective as of the time of Closing, the Registration Rights Agreement, dated September 30, 2009, by and between Cedar Shopping Centers, Inc. (now CRTI) and RioCan (the “Registration Rights Agreement”) is hereby amended to (y) change the reference in Section 2.1(c)(A)(x) thereof, from “twenty four months” to “thirty six months” and (z) delete Section 2.2(b); and (ii) CRTI hereby covenants and agrees to execute and deliver all such documents and instruments and take all such further actions as may be necessary or required (including without limitation the payment of all such fees or expenses incurred or required to be paid and the obtaining of all such approvals or consents required in respect thereof) to maintain the effectiveness of CRTI’s Resale Registration Statement until the earlier of September 30, 2013 or such time as RioCan confirms in writing to CRTI that it no longer requires the Resale Registration Statement to be effective.

(c)
Subject to compliance with all applicable United States securities legislation (including without limitation the filing of all required forms and/or payment of all required fees), the parties acknowledge and agree that there shall be no restrictions or limitations imposed upon RioCan with respect to the RioCan Share Holdings Disposition except that RioCan covenants and agrees that it will not knowingly sell any of the RioCan Share Holdings to any Person who, as a result of the acquisition of such shares, will become a holder of 9.9% or more of the outstanding common stock of CRTI.  Notwithstanding the foregoing restriction on transfer, RioCan shall nonetheless be permitted to sell  its RioCan Share Holdings to any Person that has made a tender or exchange offer for the shares of common stock of CRTI and RioCan shall be permitted to tender its RioCan Share Holdings to such tender or exchange offer accordingly (whether or not the  tender or exchange offer is subsequently completed and take-up and payment for such shares of common stock is made).

(d)
Should RioCan continue to own shares of common stock of CRTI after September 30, 2013, CRTI shall, subject to compliance with applicable securities laws, use reasonable best efforts to cause the registered transfer agent for the CRTI common stock to remove any legends appearing on any remaining shares of common stock of CRTI held by RioCan, without the need for a trade in such shares of common stock.

(e)
Until such time as RioCan has fully disposed of its RioCan Share Holdings pursuant to the RioCan Share Holdings Disposition, RioCan hereby covenants and agrees, subject to the foregoing provisions of this Section 3, to continue to conduct itself in accordance with the standstill provisions set forth in Section 9.6 of the Securities Purchase Agreement dated October 26, 2009, as amended, entered into between CRTI and RioCan, and effective as of the Closing, Sections 9.1 and 9.3 of the Securities Purchase Agreement are hereby deleted and of no further force or effect.

(f)	The provisions of this Section 3 shall survive the Closing or earlier termination of this Agreement.

4.	Closing.

Subject to the terms of Sections 2(c), (d), (e) and (f), the closing (“Closing”) of the Transaction shall occur at 10:00 a.m. (Eastern time) on or about October 1, 2012  (the “Closing Date”).  The Closing shall occur immediately following the closing under the Franklin Purchase Agreement.  TIME SHALL BE OF THE ESSENCE with respect to the obligations of the parties hereto to close the Transaction immediately following the closing under the Franklin Purchase Agreement.  The Closing shall occur at the offices of the Escrow Agent through an escrow and pursuant to escrow instructions consistent with the terms of this Agreement and otherwise mutually satisfactory to Cedar and RioCan.  The Closing shall constitute approval by each of the parties of all matters to which such party has a right of approval and a waiver of all conditions precedent related to the Transaction.

5.	Closing Costs.

Costs in connection with the Transaction shall be allocated as follows:

(a)
The RioCan Partners will be responsible for the following costs and expenses due and payable in connection with the Transaction:  (A) any and all state and local recording charges and fees, if any; (B) 50% of any escrow fees charged by the Escrow Agent; (C) all of the costs, expenses and charges in connection with obtaining the consent and approval of all Lenders to the Transaction including, without limitation, the Cedar Guarantor Replacements and Releases and the Loan Transfer Approval; and (D) any and all state and local deed taxes, real property transfer taxes, controlling-interest taxes and similar taxes (if any);

(b)	The Cedar Partners will be responsible for 50% of any escrow fees charged by the Escrow Agent;

(c)
RioCan shall pay all costs and expenses associated with (A) record searches, title examinations and updated owner title insurance policies (including endorsements thereto), if any, desired by RioCan; and (B) any new or updated surveys, any title insurance policy and/or endorsements insuring or otherwise providing coverage to, the Partnership or any Property Owner or RioCan GP as a partner of the Partnership or any other Person; and

(d)	Except as set forth in Section 30 below, each party shall pay the cost of the fees and disbursements of its attorneys in connection with this Agreement.

The provisions of this Section 5 shall survive the Closing.

6.	Representations and Warranties of Cedar.

(a)	Cedar and the Cedar Partners hereby make the following representations and warranties to the RioCan Partners:

(i)
Due Authority.  This Agreement and all agreements, instruments and documents herein provided to be executed by them have been duly authorized, executed and delivered by and binding upon them.  This Agreement constitutes their legal, valid and binding obligations of them and shall be enforceable against them in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency or other similar laws affecting creditor’s rights generally and (ii) general principles of equity.  Each of them is an entity, duly organized and validly existing and in good standing under the laws of the State of its formation and, as of the Closing Date, will be duly authorized and qualified to do all things required of it under this Agreement and all agreements, instruments and documents herein provided to be executed by it.  Each of the Property Owners and Indirect Owners is a limited partnership or a limited liability company, duly formed and organized and validly existing and in good standing under the laws of the State or Commonwealth of its formation and, with respect to each Property Owner, is in good standing under the laws of the State or Commonwealth in which its Property is located.

(ii)
No Options:  Except as set forth in the Leases, the Property Owners have not entered into any agreement, option, understanding or commitment, or granted any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment with any Person, for the purchase or ground lease from any Property Owner of any of the Properties or any rights or interest therein, which remains outstanding.

(iii)
Interests.  The Cedar Partners own, legally and beneficially, all of the Cedar Partnership Interests free of all security interests, liens, encumbrances and pledges.  There are no options, subscriptions, warrants, calls, preemptive rights, rights of first refusal or other rights, commitments or arrangements, written or oral, outstanding with respect to (i) the Cedar Partnership Interests, other than as specifically set forth in the limited partnership agreement of the Partnership, or (ii) the Indirect Interests, other than the Columbus Crossing Preferred Interests.  Except for the Columbus Crossing Preferred Interests, the REIT Property Subsidiary owns, directly or indirectly, all of the equity interests in the Property Owners.

(iv)
Conflicts.  Neither the entry into nor the performance of this Agreement by them will to Cedar’s knowledge (i) violate, conflict with or result in a breach of, or constitute a default under, or an event which, with or without notice or lapse of time or both, would be a breach of or default under, or give others any rights of termination, amendment, acceleration or cancellation of, any corporate charter, certificate of incorporation, by-law, partnership agreement, operating agreement, indenture, mortgage, contract, permit, judgment, decree or order to which any of them is a party or by which any of them or any Owner, or any of the Properties, is bound, or (ii) require the consent of any third party other than as has already been obtained or is otherwise specifically set forth herein.

(v)
Taxes.  All tax returns that have been required to be filed with respect to the business, operations and assets of the Partnership, the REIT and Indirect Owners and Property Owners have been filed (except if extended pursuant to applicable law).  All taxes, charges, fees, levies or other assessments, including, without limitation, income, real and personal property taxes, imposed by any Governmental Authority having jurisdiction that are due and payable (except if extended pursuant to applicable law) as of the Closing Date with respect to the business, operations and assets of the applicable Owner, have been paid or shall be paid as of the Closing Date.  There are no pending audits with respect to taxes payable by the Owners.

(vi)
Leases.  Cedar has no knowledge of any leases to which any Property Owner is a party affecting any portion of the applicable Property that will be in force on the Closing Date other than the Leases described in the Rent Rolls and leases entered into the ordinary course of business pursuant to Section 9 of this Agreement.  As of the date of this Agreement, to the knowledge of Cedar and the Cedar Partners, except as disclosed to RioCan in a report delivered pursuant to the Partnership Agreement or the Existing Management Agreements or in the Rent Rolls, the Leases are in full force and effect and have not been amended.  True and complete (in all material respects) copies of the Leases have been provided or made available to RioCan.  As of the date of this Agreement, Cedar and the Cedar Partners have no knowledge of any material default by any party to any Lease that remains uncured that has not otherwise been disclosed to RioCan (including, without limitation, violations of (A) representations that would give rise to a termination right under the applicable Lease and (B) radius restrictions).  To the knowledge of Cedar and the Cedar Partners, the monthly base rent, annual rate per square foot, the square footage of the premises, and expiration dates set forth on the Rent Rolls are true and correct in all material respects as of the date of such Rent Rolls.  To Cedar’s and the Cedar Partners knowledge, as of the date of this Agreement, no Major Tenant has requested in writing Cedar’s consent to the assignment or surrender of such Major Tenant’s Lease, which consent request remains outstanding.

(vii)	Ground Leases: As of the date of this Agreement, Cedar has no knowledge of any material default by any party to any Ground Lease that remains uncured.

(viii)
Environmental Claims:  Except as disclosed in the environmental reports made available to RioCan pursuant to the Initial Purchase Agreement, the Partnership Agreement or the Existing Management Agreements, or as otherwise disclosed to RioCan, to the knowledge of Cedar, as of the date of this Agreement, neither Cedar nor any Property Owner has received written notice of any material Environmental Claim attributable to the period of Cedar’s or such Property Owner’s ownership of the applicable Property that remains uncured or unsatisfied in any material respect.

(ix)
Reports.  To Cedar’s knowledge, except as otherwise disclosed to RioCan, the reports provided to RioCan pursuant to the Partnership Agreement accurately reflected the subject matter thereof in all material respects.

(x)	Employees. As of the date of this Agreement and the Closing Date, the Owners have no, and shall not have any, employees or, to Cedar’s knowledge, former employees.

(xi)
Litigation.  As of the date of this Agreement, except as previously disclosed to RioCan, there is no material pending or, to Cedar’s and the Cedar Partners’ knowledge, material threatened litigation, claim or proceeding against any Property or against any Owner other than claims made in the ordinary course of the business of owning and operating the Properties and the Property Owners, as applicable, which are covered (but for deductibles) by insurance maintained by the Partnership or a subsidiary thereof.  To Cedar’s knowledge, there is no material pending or threatened litigation, claim or proceeding against Cedar which, if adversely determined, could be reasonably expected to prevent the consummation of the Transaction.

(xii)	No Insolvency. Neither CRTI, Cedar, nor either of the Cedar Partners is or shall be on the Closing Date, a debtor in any state or federal insolvency, bankruptcy or receivership proceeding.

(xiii)	Non-Foreign Person. Neither CRTI, Cedar nor either of the Cedar Partners is or shall be as of the Closing Date, a “foreign person” as defined in Section 1445 of the Internal Revenue Code, as amended.

(xiv)
Withholding Information.  Cedar has not knowingly withheld any factual information or documentation regarding the Properties or the Cedar Partnership Interests or the Owners which would make any of the representations and warranties contained herein untrue in any material respect.

(xv)
OFAC.  Neither Cedar nor, to Cedar’s knowledge, any member, partner or shareholder of Cedar, nor to the knowledge of Cedar, any Person with actual authority to direct the actions of Cedar nor, to the knowledge of Cedar any other Persons holding any legal or beneficial interest whatsoever in Cedar (A) are named on any list of Persons and governments issued by OFAC pursuant to Executive Order 13224, as in effect on the date hereof, or any similar list known to RioCan or publicly issued by OFAC or any other department or agency of the United States of America (collectively, the “OFAC Lists”), (B) are included in, owned by, controlled by, knowingly acting for or on behalf of, knowingly providing assistance, support, sponsorship, or services of any kind to, or otherwise knowingly associated with any of the Persons referred to or described in the OFAC Lists, or (C) has knowingly conducted business with or knowingly engaged in any transaction with any Person named on any of the OFAC Lists or any Person included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or, to the knowledge of Cedar, otherwise associated with any of the Persons referred to or described in the OFAC Lists.

(b)
Knowledge of Cedar; References to “Owner”.  References to the “knowledge” of Cedar or words of similar import shall refer only to (i) the knowledge of Cedar of information actually and specifically set forth in written materials physically located in the files and property records maintained by Cedar at its offices and (ii) the current actual (as opposed to implied or constructive) knowledge of Brenda Walker and shall not be construed, by imputation or otherwise, to refer to the knowledge of Cedar or any parent, subsidiary or affiliate of Cedar or to any other officer, agent, manager, representative or employee of Cedar or to impose upon Brenda Walker any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains other than the duty of either Brenda Walker to cause inquiry, verbal or in writing, of the regional asset managers for the applicable Properties, with respect to Property specific representations contained in Section 6(a).  Notwithstanding anything to the contrary contained in this Agreement, Brenda Walker shall not have any personal liability hereunder.

(c)
Knowledge of RioCan.  Notwithstanding anything to the contrary contained in this Agreement, with respect to the Transaction, (i) if any of the representations or warranties of Cedar contained in this Agreement or in any document or instrument delivered in connection herewith are materially false or inaccurate, or Cedar is in material breach or default of any of its obligations under this Agreement that survive a Closing, and RioCan nonetheless closes such Transaction hereunder, then none of Cedar or the Cedar Partners shall have any liability or obligation respecting such false or inaccurate representations or warranties or other breach or default (and any cause of action resulting therefrom shall terminate upon such Closing) in the event that on or prior to the Closing, RioCan shall have had actual knowledge of the false or inaccurate representations or warranties or other breach or default.

(d)
DISCLAIMER OF REPRESENTATIONS.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE TRANSFER OF THE CEDAR PARTNERSHIP INTERESTS (AND, INDIRECTLY, THE PROPERTIES) HEREUNDER IS AND WILL BE MADE ON AN “AS IS”, “WHERE IS,” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY CONCERNING TITLE, PHYSICAL CONDITION (INCLUDING THE CONDITION OF THE SOIL OR THE IMPROVEMENTS), ENVIRONMENTAL CONDITION (INCLUDING THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES ON OR AFFECTING THE PROPERTY), COMPLIANCE WITH APPLICABLE LAWS AND REGULATIONS (INCLUDING ZONING AND BUILDING CODES OR THE STATUS OF DEVELOPMENT OR USE RIGHTS RESPECTING THE PROPERTIES), THE FINANCIAL CONDITION OF THE PROPERTIES, THE OWNERS OR ANY OTHER REPRESENTATION OR WARRANTY RESPECTING ANY INCOME, EXPENSES, CHARGES, LIENS OR ENCUMBRANCES, RIGHTS OR CLAIMS ON, AFFECTING OR PERTAINING TO THE PARTNERSHIP, THE PROPERTIES, THE OWNERS, THE CEDAR PARTNERSHIP INTERESTS, THE INTERESTS OR ANY PART THEREOF.

(e)
EXCEPT AS TO MATTERS SPECIFICALLY SET FORTH IN THIS AGREEMENT:  (A) RIOCAN PARTNERS WILL ACQUIRE THE CEDAR PARTNERSHIP INTERESTS (INCLUDING AN INDIRECT INTEREST IN THE PROPERTIES) SOLELY ON THE BASIS OF ITS OWN PHYSICAL AND FINANCIAL EXAMINATIONS, REVIEWS AND INSPECTIONS AND (B) WITHOUT LIMITING THE FOREGOING, RIOCAN RELATED PARTIES WAIVE ANY RIGHT THEY OTHERWISE MAY HAVE AT LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO SEEK DAMAGES FROM ANY CEDAR RELATED PARTY IN CONNECTION WITH THE CONDITION OF THE PROPERTIES AND THE CEDAR PARTNERSHIP INTERESTS AND THE OWNERS AND THE PARTNERSHIP, INCLUDING ANY RIGHT OF CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT.

(f)
Survival of Representations and Warranties of Cedar.  Notwithstanding anything to the contrary contained in this Agreement, all representations and warranties of Cedar and the Cedar Partners contained in this Section 6 shall survive the Closing for a period of one (1) year.  In furtherance thereof, the RioCan Partners acknowledge and agree that they shall have no right to make any claim against Cedar or the Cedar Partners on account of any breach of any representation or warranty unless an action on account thereof shall be filed in a court of competent jurisdiction within one (1) year following the Closing.  To the fullest extent permitted by law, the foregoing shall constitute an express waiver of any applicable statute of limitations on account of the breach by Cedar or any Cedar Partner of any representation or warranty.  The provisions of Section 6(c), 6(d), 6(e), and 6(f) shall survive the Closing.

7.	Representations and Warranties of RioCan.

(a)	The RioCan Partners hereby make the following representations and warranties to Cedar and the Cedar Partners:

(i)
Due Authority.  This Agreement and all agreements, instruments and documents herein provided to be executed by them have been duly authorized, executed and delivered by and are binding upon them.  This Agreement constitutes their legal, valid and binding obligations and shall be enforceable against them in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency or other similar laws affecting creditor’s rights generally and (ii) general principles of equity.  Each of them is an entity duly formed or organized, validly existing and in good standing under the laws of its state or commonwealth of incorporation or formation, as the case may be, and is duly authorized and qualified to do all things required of it under this Agreement and all agreements, instruments and documents herein provided to be executed by it.

(ii)
Litigation. To their knowledge, there is no material pending or threatened litigation, claim or proceeding against either of them which, if adversely determined, could be reasonably expected to prevent the consummation of the Transaction.

(iii)	No Insolvency. Neither of them is, and as of the Closing Date, will be, a debtor in any state, federal or foreign insolvency, bankruptcy, receivership proceeding.

(iv)
OFAC.  Neither RioCan nor, to its knowledge, any member, partner or shareholder of RioCan, nor to the knowledge of RioCan, any Person with actual authority to direct the actions of RioCan nor, to the knowledge of RioCan any other Persons holding any legal or beneficial interest whatsoever in RioCan (A) are named on any OFAC Lists, (B) are included in, owned by, controlled by, knowingly acting for or on behalf of, knowingly providing assistance, support, sponsorship, or services of any kind to, or otherwise knowingly associated with any of the Persons referred to or described in the OFAC Lists, or (C) has knowingly conducted business with or knowingly engaged in any transaction with any Person named on any of the OFAC Lists or any Person included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or, to the knowledge of RioCan, otherwise associated with any of the Persons referred to or described in the OFAC Lists.

(v)
Conflicts.  Neither the entry into nor the performance of this Agreement by them will to RioCan’s knowledge (i) violate or result in a breach under, or constitute a default under, any corporate charter, certificate of incorporation, by-law, partnership agreement, indenture, contract, permit, judgment, decree or order to which either of them is a party or by which either of them is bound, or (ii) except with respect to the Loan Approval and the Cedar Guarantor Replacements and Releases, require the consent of any third party other than as has already been obtained or is otherwise specifically set forth herein.

(b)
Notwithstanding anything to the contrary contained in this Agreement, all representations and warranties of the RioCan Partners contained in this Section 7 shall survive the Closing for a period of one (1) year.  In furtherance thereof, the Cedar and the Cedar Partners acknowledge and agree that they shall have no right to make any claim against the RioCan Partners on account of any breach of any representation or warranty unless an action on account thereof shall be filed in a court of competent jurisdiction within one (1) year following the Closing.  To the fullest extent permitted by law, the foregoing shall constitute an express waiver of any applicable statute of limitations on account of the breach by the RioCan Partners of any representation or warranty.  This Section 7(b) shall survive the Closing.

8.	Investment Representations, Etc.

(a)
RioCan, for itself and RioCan GP, represents and warrants to Cedar and the Cedar Partners, that (i) it is an “accredited investor” as that term is defined in the Securities Act and was not formed solely for the purpose of purchasing partnership interests in the Partnership (the “Partnership Interests”); (ii) as applicable, the Partnership Interests have been or are being acquired by it, directly or indirectly, pursuant to the Partnership Agreement as an investment for its own account with no intention of distributing or reselling such Partnership Interests in any transaction that would be in violation of the securities laws of the United States or of any state, subject however, to the rights of such purchasers at all times to sell or otherwise dispose (subject to the terms of Section 3) of all or any part of the Partnership Interests under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act and, subject, nevertheless, to the disposition of such purchaser’s property being at all times within its control; (iii) it (A) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Partnership Interests, (B) has had the opportunity to ask questions of and receive answers concerning such Owner and its investment in the Partnership Interests and to obtain any information necessary to verify the information obtained by it, and (C) is able to bear the economic risks of such investment; and (iv) it has full power and authority to own or acquire the Partnership Interests to be acquired by it directly or indirectly as set forth herein or in the Partnership Agreement.

(b)
RioCan, for itself and RioCan GP, acknowledges that: (i) the offering of the Partnership Interests has not been, and will not be, registered with the Commission under and pursuant to the Securities Act; (ii) the Partnership Interests have not been qualified for sale in any state under applicable state securities or blue sky laws; (iii) in purchasing the Partnership Interests directly or indirectly it must bear the economic risks of the investment for an indefinite period of time because the Partnership Interests cannot be sold unless the offering of such Partnership Interests is subsequently registered under that Securities Act or an exemption from such registration is available; (iv) with respect to the tax and other legal consequences of an investment in the Partnership Interests, it is relying solely upon advice of its own tax and legal advisors; and (v) the Partnership Agreement and any other evidence of ownership of Partnership Interests will bear a legend reflecting the unregistered and restricted nature of the Partnership Interests; provided, however the foregoing Sections 8(a) and 8(b) are subject to and do not derogate from the reliance by RioCan on the truth and accuracy of the express representations, warranties and covenants of Cedar set forth in this Agreement or any of the closing documents executed and delivered by Cedar in connection with the Closing.

(c)
RioCan agrees that it will not, directly or indirectly, dispose of any of the Partnership Interests without registration under the Securities Act unless and until the proposed sale or transfer of the Partnership Interests is exempt from the registration requirements of the Securities Act, as evidenced (if desired by such Owner) by a written opinion of counsel of recognized standing in federal securities laws.

(d)	The provisions of this Section 8 shall survive the Closing.

9.	Interim Covenants of Cedar.

(a)
With respect to each of the Properties, Cedar shall cause each of the Property Owners to operate its Property in accordance with the requirements of the Partnership Agreement and each of the Existing Management Agreements.

(b)
Cedar covenants that, if after the date of this Agreement it obtains knowledge or information prior to Closing of matters then existing which make any representation or warranty of Cedar hereunder materially and adversely inaccurate, Cedar will promptly communicate such information to RioCan.

10.	Deliveries to be made on the Closing Date.

(a)	Cedar Deliveries: Cedar shall deliver or cause to be delivered to, RioCan, RioCan GP or the Escrow Agent, as the case may be, on the Closing Date, the following documents:

(i)
assignment and assumption agreements in the form attached hereto as Exhibit A, between the applicable Cedar Partner, as assignor, and the applicable RioCan Partners, as assignee, of the applicable Cedar Partnership Interests, executed by all parties thereto;

(ii)	if requested by RioCan, Cedar’s countersignature to the Lender Notification Letters;

(iii)
an agreement between RioCan and Cedar in form and content reasonably satisfactory to Cedar and RioCan which shall provide that (A) RioCan shall pay to Cedar $25,000 per year per property for up to 10 properties and $15,000 per year per property for each additional property, for the costs related to specific reports required to be produced under the Existing Management Agreements or otherwise currently being provided to RioCan under the Partnership Agreement, which amount shall not exceed $500,000 per year in the aggregate and (B) accounting and financial management services (including duties with respect to REIT compliance and certain tax and regulatory filings) respecting the Managed Properties will transition to RioCan no later than December 31, 2012 (and, if possible in RioCan’s discretion, an earlier date to be determined by RioCan), and (C) the amount payable to Cedar pursuant to clause (A) shall terminate as of the date the accounting and financial management services transition has been completed (and annual amounts owed shall be prorated if such transition has been completed prior to December 31, 2012);

(iv)
an agreement between Manager and each of the Property Owners revising  the Existing Management Agreements to (A) provide for a one year term commencing on the Closing Date; (B) permit termination of all of the Existing Management Agreements at any time upon no less than 90 days notice by RioCan; (C) provide for a management fee of 3.5% of gross revenues of the Managed Properties (to the extent the current fee is less than 3.5%); and (D) provide for the Manager to commit to the orderly transfer of all relevant information, databases and information technology platforms with respect to the Managed Properties (to the extent such transfer is lawful).  If a loan secured by a Managed Property requires lender consent to modify the Existing Management Agreement applicable to such Managed Property and such consent shall not have been obtained by Closing then, in lieu of amending such Existing Management Agreement as aforesaid, the letter agreement referenced in clause (iii) shall provide for the same rights (including economic), obligations and other benefits contemplated by the amendment;

(v)
Cedar shall provide to RioCan a written list of employees that Cedar is intending to terminate contemporaneously herewith.  RioCan shall hold such list in the strictest confidence and not distribute such list unless required by law, but shall be entitled to interview and hire such employees following termination by Cedar.  RioCan shall not hire any Cedar employees unless terminated by Cedar.  All severance obligations of such employees owed in connection with Cedar’s termination of such employees shall be paid by Cedar (whether or not such employees shall be hired by RioCan). The transition of management shall comply with all applicable employment laws.  The provisions of this clause (v) shall survive the Closing or earlier termination of this Agreement;

(vi)	all applicable transfer tax forms, if any;

(vii)	termination of the Initial Purchase Agreement executed by Cedar;

(viii)
the affidavit referred to in Section 1445 of the Internal Revenue Code, as amended, with all pertinent information confirming that Cedar is not a foreign person, trust, estate, corporation or partnership;

(ix)
a certificate (the “Update Certificate”) of Cedar dated as of the Closing Date certifying that the representations and warranties of Cedar set forth in Section 6(a) of this Agreement, other than the representations and warranties set forth in Section 6(a) of this Agreement which are made as of the date of this Agreement (such representations and warranties of Cedar set forth in Section 6(a) of this Agreement (other than as aforesaid) are hereafter referred to as “Closing Date Representations”) with respect to the Closing remain true and correct in all material respects as of the Closing Date, it being agreed that if any Closing Date Representation with respect to a particular Closing shall no longer be true and correct in any material respect due to a change in the facts or circumstances which do not otherwise constitute a default of Cedar pursuant to the express terms of this Agreement and Cedar is unable to deliver the Update Certificate, the failure of Cedar to deliver the Update Certificate shall constitute a failure of a condition to such Closing and shall not constitute a default by Cedar under this Agreement and the sole remedy of RioCan in connection therewith shall be to terminate this Agreement by written notice to Cedar in which event no party hereto shall have any further obligations under this Agreement with respect to such Transaction, except under those provisions of this Agreement that expressly survive a termination of this Agreement;

(x)	a settlement statement prepared by the Escrow Agent and approved by Cedar and RioCan in respect of the Properties (the “Settlement Statement”);

(xi)	resignation of officers and directors affiliated with Cedar from the REIT, REIT Sub and Partnership, to the extent applicable, in form and content reasonably satisfactory to Cedar and RioCan; and

(xii)	all such other documents which are required or reasonably necessary to give effect to the Agreement and which have been reasonably requested by RioCan on or before the Closing Date.

(b)	RioCan Deliveries: RioCan shall deliver or cause to be delivered to Cedar or the Escrow Agent, as the case may be, on the Closing Date, the following:

(i)	the applicable Net Consideration required to be paid by RioCan and RioCan GP to the Cedar Partners pursuant to Section 2 hereof;

(ii)	termination of the Initial Purchase Agreement executed by RioCan;

(iii)
if the Columbus Crossing Guaranty Replacement shall not have occurred by the Closing, an affirmation from RioCan REIT in form and content satisfactory to Cedar that the obligations of RioCan REIT under the Columbus Crossing Reimbursement Agreement shall remain in full force and effect following the Closing Date, executed by RioCan REIT;

(iv)
to the extent that any Cedar Guarantor Replacement and Release has not been obtained, an agreement by RioCan in favor of Cedar in form and content reasonably acceptable to Cedar indemnifying, defending and holding Cedar harmless of, from and against any all liabilities, damages, claims and expenses (including reasonable attorneys fees) in respect of each of the outstanding Cedar Guarantees in respect of the period as and from the Closing Date together with an undertaking by RioCan to continue to use reasonable commercial efforts to obtain the Cedar Guarantor Replacement and Release(s) that have not yet been obtained;

(v)	the letter agreement described in Section 10(a)(iii) and, unless covered by such letter agreement, the amendments to the Existing Management Agreements described in Section 10(a)(iv);

(vi)
an agreement by RioCan in favor of Cedar in form and content reasonably acceptable to Cedar indemnifying, defending and holding Cedar harmless of, from and against any all liabilities, damages, claims and expenses (including reasonable attorneys fee) arising out of, or in connection, with the changes to the terms of the Existing Management Agreement contemplated by Section 10(a)(iv) hereof;

(vii)
notice to each of the Lenders under the Loans to the effect that all notices given under the Loans by or on behalf of such Lenders after Closing are to be given only to RioCan and not to Cedar, together with such additional information as may be required under the Loans to evidence the Transaction (the “Lender Notification Letters”);

(viii)	all applicable transfer tax forms, if any;

(ix)	the Settlement Statement; and

(x)	all such other documents which are required or reasonably necessary to give effect to the Agreement and which have been reasonably requested by Cedar on or before the Closing Date.

(c)	All Closing Documents, the forms of which are not attached to this Agreement, shall be in form and content acceptable to the parties acting reasonably and in good faith.

11.	Conditions to the Closing.

(a)	Conditions Precedent to Obligations of RioCan. The obligation of RioCan to consummate the Transaction shall be subject to the following, as applicable:

(i)	the closing under the Franklin Purchase Agreement shall have occurred;

(ii)
performance and observance in all material respects, by the Cedar Partners, of all covenants, warranties and agreements of this Agreement to be performed or observed by the Cedar Partners with respect to the Transaction prior to or on the Closing Date;

(iii)
the representations and warranties of the Cedar Partners set forth in Section 6(a) (other than the Closing Date Representations) being true and correct in all material respects as of the date of this Agreement;

(iv)	the Closing Date Representations and the representations and warranties of the Cedar Partners set forth in Section 8 hereof being true and correct in all material respects as of the Closing Date; and

(v)	the fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting the RioCan Partners specifically set forth in this Agreement.

The conditions set forth in this Section 11(a) are for the sole benefit of the RioCan Partners and may be waived in writing in whole or in part by notice to Cedar on or before Closing, without prejudice to the right to terminate this Agreement in the event of the non-fulfillment of any other condition or conditions not so waived.

(b)	Conditions Precedent to Obligations of Cedar. The obligation of the Cedar Partners to consummate the Transaction shall be subject to the following, as applicable:

(i)	the closing under the Franklin Purchase Agreement shall have occurred;

(ii)
performance and observance in all material respects, by the RioCan Partners, of all covenants and agreements of this Agreement to be performed or observed by the RioCan Partners with respect to the Transaction prior to or on the Closing Date;

(iii)	the representations and warranties of the RioCan Partners set forth in Section 7(a) and Section 8 hereof being true and correct in all material respects; and

(iv)	the fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting Cedar or the Cedar Partners specifically set forth in this Agreement.

The conditions set forth in this Section 11(b) are for the sole benefit of Cedar and the Cedar Partners and may be waived in writing in whole or in part by notice to RioCan on or before Closing, without prejudice to the right to terminate this Agreement in the event of the non-fulfillment of any other condition or conditions not so waived.

(c)
Reasonable Commercial Efforts to Satisfy Conditions.  Each of the parties shall act in good faith and use reasonable commercial efforts in the circumstances to satisfy or cause to be satisfied (at its sole cost, except as expressly provided in Section 5 hereof) the conditions set forth in subparagraphs (a) and (b), respectively, provided that no party shall be required to spend money or incur additional obligations to obtain the necessary assistance or co-operation of any third party to satisfy any condition, other than expenditure of reasonable legal fees.  Each party will cooperate in support of all things necessary to give effect to this Agreement.

(d)
Except in the event of a breach or default by a party hereto (in which event the terms of Section 16 shall apply), if one or more of the conditions set forth in subparagraph (a) or subparagraph (b) is not satisfied or waived as therein provided on or before the Closing Date (as such date may be extended by written agreement of the parties or as otherwise expressly provided herein), this Agreement shall be automatically terminated, and the parties shall be released from all obligations hereunder (except for any obligation expressly provided to survive a termination of this Agreement); it being acknowledged and agreed that the consummation of the Closing shall constitute the waiver of any such conditions that were not waived or satisfied.

(e)
The parties agree that all conditions herein are conditions of the obligations of the party named in the relevant section to complete the Transaction and are not conditions precedent to the existence or enforceability of this Agreement.

12.	Apportionments.

(a)
With respect to each Property, subject to the express terms of this Section 12, the following shall be prorated between the applicable Property Owner as indirectly constituted immediately prior to the Closing (with Cedar owning 20% of Property Owner and the remaining 80% being owned by RioCan) and the applicable Property Owner as constituted immediately following the Closing (with RioCan owning 100% of such Property Owner), as of 11:59 p.m. on the day preceding the Closing Date (the “Adjustment Date”) (on the basis of the actual number of days elapsed over the applicable period):

(i)
Fixed rents, additional rents, percentage rent and all other sums and credits due or payable under the applicable Leases and any other items of income, as and when collected (it being acknowledged that all such amounts received after the Closing shall be applied as provided in Section 12(i));

(ii)
All real estate taxes, water charges, sewer rents, vault charges and assessments on the Property on the basis of the fiscal year for which assessed (except to the extent required to be paid by Tenants in good standing pursuant to Leases);

(iii)
All operating expenses, including, without limitation, all amounts payable by the applicable Property Owners pursuant to the Ground Leases (except to the extent required to be paid by Tenants in good standing pursuant to Leases);

(iv)	Any prepaid items, including, without limitation, fees for licenses and annual permit and inspection fees;

(v)
Utilities, including, without limitation, telephone, steam, electricity and gas, on the basis of the most recently issued bills therefor (except to the extent required to be paid by Tenants pursuant to Leases);

(vi)	Deposits with telephone and other utility companies;

(vii)	Without duplication of Section 2(a)(I), payments of principal and interest and other costs payable under any Loan Documents;

(viii)
Subject to clause (j) below, cash and cash equivalents (e.g., U.S. Treasuries) held by or for the account of any of the Property Owners, REIT, REIT Sub or the Partnership including, without limitation, (a) the net amount paid under the Franklin Purchase Agreement and (b) any reproration of, or adjustments to, the net amount paid, or expenses or revenues, under the Franklin Purchase Agreement (in the case of either (a) or (b), whether paid to REIT Sub or any assignee or designee);

(ix)	Deposits, reserves or escrows made by or on behalf of any of the Owners with respect to Loans and other obligations that will remain in effect on and after the Closing; and

(x)
Such other items as are customarily apportioned between sellers and purchasers of real properties (and interests therein) of a type similar to the Properties and located in the State or Commonwealth in which each such Property is located.

(b)
With respect to each Lease pursuant to which the applicable Tenant commenced the payment of regularly scheduled rent before July 1, 2012, Cedar, as to 20%, and RioCan, as to 80%, shall be responsible and liable to pay and shall pay when due the following (collectively, “Leasing Costs”):

(i)	any real estate or leasing commissions (including, without limitation, commissions payable to Cedar or its affiliates);

(ii)	any tenant inducements or tenant allowances payable under the Leases (or any modification or amendment thereof);

(iii)	any costs and expenses of any lease take-over, assignment, assumption or other commitments required pursuant to the Leases (or any modification or amendment thereof) and

(iv)
the costs and expenses of any initial tenant build-out work or improvements to rentable or rental space in the applicable Building required to be performed by the landlord thereunder and arising pursuant to the Leases (or any modification or amendment thereof).

(c)
With respect to Leasing Costs for each Lease pursuant to which the applicable Tenant did not commence the payment of regularly scheduled rent until on or after July 1, 2012, RioCan shall be responsible for payment of the Leasing Costs for each such Lease.   For purposes of clause (b) and this clause (c), with respect to Leasing Costs incurred in connection with amendments or modifications of Leases (including, without limitation, extensions of Leases), allocation of responsibility for Leasing Costs incurred in connection with such amendments or modifications shall be based on the commencement of regularly scheduled rent under such amendments or modifications or, if no regularly scheduled rent shall be contemplated by such amendments or modifications and Leasing Costs were nonetheless incurred, based on the date of such amendment or modification.

(d)
There will be no adjustment (other than current year adjustments) for deferred amortized common area costs, if any, that are recoverable from Tenants after any Closing nor will any adjustments (other than current year adjustments) be made with respect thereto after any Closing regardless of any amounts received from Tenants relating thereto.

(e)
All PREIT Earnouts due and payable after the Closing shall be the sole responsibility of the applicable Property Owner as constituted immediately following the Closing (with RioCan owning 100% of such Property Owner) and shall not be subject to proration.

(f)
A statement of adjustments shall be prepared by Cedar for approval of RioCan, acting reasonably, at least five (5) Business Days before the Closing Date.  The net amount of such adjustments shall be an adjustment for purposes of calculating  the Net Consideration as contemplated by clause 2(a)(II).

(g)
If, on the Closing Date, any items of additional rent or percentage rent under the Leases or other income or expense of the Properties shall not have been ascertained, then such items shall be adjusted retroactively as and when the same are ascertained.  If the final cost or amount of any item which is to be adjusted cannot be determined at Closing, then an initial adjustment for such item shall be made at Closing, such amount to be estimated by Cedar, acting reasonably, as of the Adjustment Date on the basis of the best evidence available at the Closing as to what the final cost or amount of such item will be.  A final adjustment shall be made no later than the date being one (1) year after the Closing Date with respect to all matters other than real estate taxes and two (2) years after the Closing Date with respect to real estate taxes (each, an “Outside Adjustment Date”).  No re-adjustment may be claimed by any party with respect to any Property later than the applicable Outside Adjustment Date.

(h)
If, with respect to any Property, the Closing shall occur before the applicable real estate tax rate is fixed, the apportionment of real estate taxes for such Property at the Closing shall be based upon the tax rate for the next preceding year applied to the latest assessed valuation.  Promptly after the new tax rate or assessment is fixed, the apportionment of taxes or assessments shall be recomputed and any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected and the proper party reimbursed.

(i)
If any Tenant at a Property is in arrears in the payment of rent or any other receivables on the Closing Date, any and all rents and receivables received from such Tenant after the Closing shall be applied in the following order of priority:  (i) first to the month in which the Closing occurred; (ii) then to any month or months following the month in which the Closing occurred; and (iii) then to the months preceding the month in which the Closing occurred.  If rents or other receivables or any portion thereof received after the Closing are payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys’ fees, costs and expenses of collection thereof, shall be promptly paid to the other party.

(j)
Notwithstanding the foregoing, the first $660,000 of cash and cash equivalents shall be paid to Cedar, and shall not be subject to adjustment or apportionment in accordance with the terms of this Agreement, or otherwise be taken into account in calculating the Net Consideration.   After such payment, for purposes of the calculation in Section 12(a), the balance of cash and cash equivalents shall be allocated 20% to Cedar and 80% to RioCan.

(k)	The provisions of this Section 12 shall survive the Closing.

13.	Release.

(a)
EFFECTIVE AS OF THE CLOSING OF THE TRANSACTION, THE RIOCAN RELATED PARTIES SHALL BE DEEMED TO HAVE RELEASED CEDAR AND ALL CEDAR RELATED PARTIES FROM ALL CLAIMS WHICH RIOCAN OR ANY AGENT, REPRESENTATIVE, AFFILIATE, EMPLOYEE, DIRECTOR, OFFICER, PARTNER, MEMBER, SERVANT, SHAREHOLDER OR OTHER PERSON OR ENTITY ACTING ON BEHALF OF OR OTHERWISE RELATED TO OR AFFILIATED WITH, RIOCAN (EACH, A “RIOCAN RELATED PARTY”) HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE PROPERTIES, THE PARTNERSHIP, THE CEDAR PARTNERSHIP INTERESTS, THE OWNERS, AND THE INDIRECT INTERESTS, INCLUDING THE DOCUMENTS AND INFORMATION REFERRED TO HEREIN, THE LEASES AND THE TENANTS THEREUNDER, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF ALL OR ANY PORTION OF THE PROPERTIES AND ANY ENVIRONMENTAL CONDITIONS, AND RIOCAN SHALL NOT LOOK TO CEDAR OR ANY CEDAR RELATED PARTIES IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF.  THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION; PROVIDED, HOWEVER, THAT THIS RELEASE SHALL NOT BE APPLICABLE TO ANY CLAIMS ARISING OUT OF THE EXPRESS COVENANTS, REPRESENTATIONS, OR WARRANTIES SET FORTH IN THIS AGREEMENT OR ANY CLOSING DELIVERY THAT SHALL EXPRESSLY SURVIVE THE CLOSING OF THE TRANSACTIONS.

(b)	The provisions of this Section 13 shall survive the Closing.

14.	Brokers.

(a)
Cedar represents and warrants to RioCan, and RioCan represents and warrants to Cedar, that no broker or finder has been engaged by it in connection with the Transaction contemplated under this Agreement.  In the event of a claim for broker’s or finder’s fee or commissions in connection with the Transaction contemplated by this Agreement then Cedar shall indemnify, defend and hold harmless RioCan from the same if it shall be based upon any statement or agreement alleged to have been made by Cedar, and RioCan shall indemnify, defend and hold harmless Cedar from the same if it shall be based upon any statement or agreement alleged to have been made by RioCan.

(b)	The provisions of this Section 14 shall survive the Closing and/or a termination of this Agreement.

15.	Limitation of Liability.

(a)	In no event shall the aggregate liability of Cedar and the Cedar Partners with respect to the Transaction exceed five percent (5%) of the aggregate amount of the Net Consideration.

(b)
Except for Cedar and the Cedar Partners as parties to this Agreement, no partner, member, shareholder, officer, director, employee or agent of Cedar, or any Cedar Related Party, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and the RioCan Partners, on behalf of themselves and their successors and assigns and the RioCan Related Partners hereby waive any and all such personal liability.

(c)
No partner, member, shareholder, officer, director, employee or agent of RioCan or any RioCan Related Party shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Cedar, on behalf of itself and its successors and assigns and the Cedar Related Parties, hereby waive any and all such personal liability.

(d)
This Agreement and any agreement made or entered into under or pursuant to the provisions of this Agreement, any amendment or amendments to any of the foregoing made at any time or times, shall be conclusively taken to have been executed by, or by officers of RioCan on behalf of, the trustees of RioCan only in their capacity as trustees of RioCan.  Cedar hereby disavows any liability upon and waives any claim against holders of units of RioCan and annuitants under plans of which holders of units of RioCan act as trustee or carrier and the obligations created hereunder are not personally binding upon, nor shall resort be had to, nor shall recourse or satisfaction be sought from, the private property of any trustee or officer of RioCan or any holder of units of RioCan or annuitant, but the property of RioCan from time to time or a specific portion thereof only shall be bound.  It is agreed that the benefit of this provision is restricted to the trustees and officers of RioCan, each holder of units issued by RioCan and annuitants and, solely for that purpose, the undersigned signing officers of RioCan have entered into this Agreement and any agreement made or entered into under or pursuant to the provisions of this Agreement, any amendment or amendments to any of the foregoing made at any time or times, as agent and trustee for and on behalf of the trustees of RioCan, each holder of units of RioCan and each annuitant.

(e)	The provisions of this Section 15 shall survive the Closing and/or a termination of this Agreement.

16.	Remedies For Default.

(a)
CEDAR DEFAULTS.  IF THE TRANSACTIONS SHALL NOT BE CLOSED SOLELY BY REASON OF A BREACH OR DEFAULT UNDER THIS AGREEMENT BY CRTI, CEDAR OR A CEDAR PARTNER, THEN THE RIOCAN PARTNERS SHALL HAVE AS THEIR EXCLUSIVE REMEDY THE RIGHT TO (A) SUBJECT TO THE LAST SENTENCE OF THIS SECTION 16(a), TERMINATE THIS AGREEMENT (IN WHICH EVENT NO PARTY HERETO SHALL HAVE ANY FURTHER OBLIGATION OR LIABILITY TO THE OTHER EXCEPT WITH RESPECT TO THOSE PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY SURVIVE A TERMINATION OF THIS AGREEMENT), RIOCAN AND RIOCAN GP HEREBY WAIVING ANY RIGHT OR CLAIM TO DAMAGES FOR SUCH BREACH; OR (B) SPECIFICALLY ENFORCE THIS AGREEMENT (BUT NO OTHER ACTION, FOR DAMAGES OR OTHERWISE, SHALL BE PERMITTED); PROVIDED THAT ANY ACTION BY RIOCAN AND/OR RIOCAN GP FOR SPECIFIC PERFORMANCE MUST BE FILED, IF AT ALL, WITHIN FORTY-FIVE (45) DAYS OF CEDAR’S BREACH OR DEFAULT, AND THE FAILURE TO FILE WITHIN SUCH PERIOD SHALL CONSTITUTE A WAIVER OF SUCH RIGHT AND REMEDY.  THE PARTIES ACKNOWLEDGE AND AGREE THAT THE TERMS AND PROVISIONS OF THIS SECTION 16(a) ARE NOT INTENDED TO LIMIT RIOCAN’S OR RIOCAN GP’S RIGHTS AND REMEDIES IN THE EVENT OF A BREACH OF  POST-CLOSING OBLIGATIONS UNDER THIS AGREEMENT.

(b)
RIOCAN DEFAULTS.  IF THE TRANSACTIONS SHALL NOT BE CLOSED SOLELY BY REASON OF A RIOCAN PARTNER’S BREACH OR DEFAULT UNDER THIS AGREEMENT, THEN THE CEDAR PARTNERS SHALL HAVE AS THEIR EXCLUSIVE REMEDY THE RIGHT TO (A) SUBJECT TO THE LAST SENTENCE OF THIS SECTION 16(b), TERMINATE THIS AGREEMENT (IN WHICH EVENT NO PARTY HERETO SHALL HAVE ANY FURTHER OBLIGATION OR LIABILITY TO THE OTHER EXCEPT WITH RESPECT TO THOSE PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY SURVIVE A TERMINATION OF THIS AGREEMENT), CEDAR HEREBY WAIVING ANY RIGHT OR CLAIM TO DAMAGES FOR SUCH BREACH EXCEPT AS EXPRESSLY PROVIDED IN CLAUSE (C) BELOW; OR (B) SPECIFICALLY ENFORCE THIS AGREEMENT (BUT NO OTHER ACTION, FOR DAMAGES OR OTHERWISE, SHALL BE PERMITTED); PROVIDED THAT ANY ACTION BY CEDAR FOR SPECIFIC PERFORMANCE MUST BE FILED, IF AT ALL, WITHIN FORTY-FIVE (45) DAYS OF, A RIOCAN PARTNER’S BREACH OR DEFAULT, AND THE FAILURE TO FILE WITHIN SUCH PERIOD SHALL CONSTITUTE A WAIVER OF SUCH RIGHT AND REMEDY OR (C) IF SPECIFIC PERFORMANCE SHALL NOT BE AVAILABLE TO CEDAR THROUGH NO FAULT OF CEDAR, SUE FOR ACTUAL DAMAGES.  THE PARTIES ACKNOWLEDGE AND AGREE THAT THE TERMS AND PROVISIONS OF THIS SECTION 16(b) ARE NOT INTENDED TO LIMIT CEDAR’S RIGHTS AND REMEDIES IN THE EVENT OF A BREACH OF  POST-CLOSING OBLIGATIONS UNDER THIS AGREEMENT.

(c)
Prior to the exercise by Cedar or RioCan of any right or remedy afforded to it pursuant to Section 16(a) or Section 16(b) herein, as applicable, such party (the “Non-Defaulting Party”) shall deliver written notice (a “Default Notice”) to the other party hereunder (the “Defaulting Party”) identifying the applicable breach or default and the Defaulting Party shall have ten (10) days after delivery such Default Notice to cure such breach or default.  If a Defaulting Party fails to cure any default or breach that is the subject of a Default Notice within such ten (10) day period, the Non-Defaulting Party may exercise all rights and remedies afforded to it pursuant to Section 16(a) or Section 16(b) above, as applicable.

(d)
Cedar acknowledges and agrees that a default by Cedar under the Franklin Purchase Agreement shall constitute a default by Cedar under this Agreement and shall entitle RioCan to exercise the express remedies provided to RioCan in Section 16(a).  RioCan acknowledges and agrees that a default by either RioCan or REIT Property Subsidiary (other than a default by REIT Property Subsidiary caused by Cedar or its affiliate as the general partner of the Partnership) under the Franklin Purchase Agreement shall constitute a default by RioCan under this Agreement and shall entitle Cedar to exercise the express remedies provided to Cedar in Section 16(b).

(e)	The provisions of this Section 16 shall survive the Closing and/or a termination of this Agreement.

17.	Notices.

All notices, demands, consents, reports and other communications provided for in this Agreement shall be in writing, shall be given by a method prescribed in this Section and shall be given to the party to whom it is addressed at the address set forth below.

To Cedar:	c/o Cedar Realty Trust, Inc. 44 South Bayles Avenue Port Washington, New York 11050 Attention: Bruce Schanzer Facsimile: (516) 767-6497

With a copy to:	Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038-4982 Attention: Steven P. Moskowitz, Esq. Facsimile: (212) 806-6006

With a copy to:	c/o Cedar Realty Trust, Inc. 44 South Bayles Avenue Port Washington, New York 11050 Attention: Stuart Widowski Facsimile: (516) 767-6497

To RioCan:	c/o RioCan Holdings USA Inc. Yonge Eglinton Centre 2300 Yonge Street Suite 500, P.O. Box 2386 Toronto, Ontario M4P 1E4 Attention: Rags Davloor Facsimile: (416) 866-3020

With a copy to:	c/o RioCan Holdings USA Inc. Yonge Eglinton Centre 2300 Yonge Street Suite 500, P.O. Box 2386 Toronto, Ontario M4P 1E4 Attention: Jonathan Gitlin Facsimile: (416) 866-3020

With a copy to:	Goodmans LLP 333 Bay Street, Suite 3400 Bay Adelaide Centre, West Tower Toronto, Ontario M5H 2S7 Attention: Juli Morrow Facsimile: (416) 979-1234

Any party hereto may change the address to which notice may be delivered hereunder by the giving of written notice thereof to the other parties as provided herein below.  Any notice or other communication delivered pursuant to this Section may be mailed by United States or Canadian certified air mail, return receipt requested, postage prepaid, deposited in a United States or  Canadian Post Office or a depository for the receipt of mail regularly maintained by the United States Post Office or the Canadian Post Office, as applicable.  Such notices, demands, consents and reports may also be delivered (i) by hand or reputable international courier service which maintains evidence of receipt or (ii) by facsimile with a confirmation copy delivery by hand or reputable international courier service which maintains evidence of receipt.  Any notices, demands, consents or other communications shall be deemed given and effective when delivered by hand or courier or facsimile if sent before 5:00 p.m. on a Business Day, and otherwise, the Business Day next following the day of transmittal, or if mailed only, five (5) Business Days after mailing.  Notwithstanding the foregoing, no notice or other communication shall be deemed ineffective because of refusal of delivery to the address specified for the giving of such notice in accordance herewith.  The provisions of this Section 17 shall survive the Closing and/or a termination of this Agreement.

18.	Amendments.

Except as otherwise expressly set forth in this Agreement, this Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by all the parties hereto or their respective successors in interest.  The provisions of this Section 18 shall survive the Closing and/or a termination of this Agreement.

19.	Governing Law; Jurisdiction; Construction.

(a)
This Agreement (i) shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law and (ii) shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto and without regard to, or aid of, any rules of construction requiring construction against any party drafting this Agreement.

(b)
The parties agree that this Agreement has been made in New York, New York and that exclusive jurisdiction for matters arising under this Agreement shall be in the State courts in New York County, New York.  Each party by signing this Agreement irrevocably consents to and shall submit to such jurisdiction.

(c)
Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation hereof.  Each party has been represented by independent counsel in connection with this Agreement.

(d)
Words importing the singular include the plural and vice versa.  Words importing gender include all genders.  If anything herein is to be done or held on a day that is not a Business Day, the same will be done or held either on the next succeeding Business Day or as otherwise expressly provided in this Agreement.

(e)	The provisions of this Section 19 shall survive the Closing and/or a termination of this Agreement.

20.	Partial Invalidity.

If any provision of this Agreement is held to be invalid or unenforceable as against any Person or under certain circumstances, the remainder of this Agreement and the applicability of such provision to other Persons or circumstances shall not be affected thereby.  Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  The provisions of this Section 20 shall survive the Closing and/or a termination of this Agreement.

21.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute but one and the same instrument.  This Agreement may be executed by facsimile, which shall be deemed an original for all purposes.  In the event this Agreement is executed by the exchange of facsimile copies, the parties agree to exchange ink-signed counterparts promptly after the execution and delivery of this Agreement.  The provisions of this Section 21 shall survive the Closing and/or a termination of this Agreement.

22.	No Third Party Beneficiaries.

The warranties, representations, agreements and undertakings contained herein shall not be deemed to have been made for the benefit of any Person or entity other than the parties hereto and the Cedar Related Parties.  The provisions of this Section 22 shall survive the Closing and/or a termination of this Agreement.

23.	Waiver.

No failure or delay of either party in the exercise of any right given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified herein for exercise of such right, or satisfaction of such condition, has expired) shall constitute a waiver of any other or further right nor shall any single or partial exercise of any right preclude other or further exercise thereof or any other right.  The waiver of any breach hereunder shall not be deemed to be waiver of any other or any subsequent breach hereof.  The provisions of this Section 23 shall survive the Closing and/or a termination of this Agreement.

24.	Assignment.

Without the prior written consent of the other parties hereunder, no party hereto may assign this Agreement or any of its rights or obligations hereunder, and any purported unpermitted assignment shall be null and void.  Notwithstanding the foregoing, (i) on at least five (5) days advance written notice to Cedar, RioCan shall have the right to designate one or more affiliates to acquire the Cedar Partnership Interests, (ii) any such designation shall not release the original party hereto of its obligations under this Agreement, and (iii) such designee shall assume all of the obligations of the assigning party under this Agreement pursuant to an assumption agreement reasonably satisfactory to Cedar.  The provisions of this Section 24 shall survive the Closing and/or a termination of this Agreement.

25.	Binding Effect.

All of the covenants and agreements in this Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns pursuant to the terms and conditions of this Agreement.  The provisions of this Section 25 shall survive the Closing and/or a termination of this Agreement.

26.	Entire Agreement.

This Agreement and the documents herein contemplated to be entered into by the parties sets forth the entire agreement between the parties pertaining to the subject matter hereof and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind whatsoever.  Any agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Agreement in whole or in part unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.  The provisions of this Section 26 shall survive the Closing and/or a termination of this Agreement.

27.	Further Assurances.

After the Closing, the parties hereunder shall from time to time execute and deliver each to the other such documents and instruments and take such further actions as may be reasonably necessary or required to consummate the Transaction contemplated by this Agreement or more effectually implement and carry out the true intent and meaning of this Agreement.  The provisions of this Section 27 shall survive the Closing and/or a termination of this Agreement.

28.	Paragraph Headings/Schedules.

The headings of the various sections of this Agreement have been inserted only for the purpose of convenience and are not part of this Agreement and shall not be deemed in any manner to modify, expand, explain or restrict any of the provisions of this Agreement.  The provisions of this Section 28 shall survive the Closing and/or a termination of this Agreement. The Schedules referred to in this Agreement are attached to and form part of it.

29.	Waiver of Trial by Jury.

THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.  THE PROVISIONS OF THIS SECTION 29 SHALL SURVIVE THE CLOSING AND/OR A TERMINATION OF THIS AGREEMENT.

30.	Litigation Costs.

Notwithstanding anything to the contrary contained in this Agreement, in the event of any litigation arising in connection with this Agreement, the substantially prevailing party shall be entitled to recover from the substantially non-prevailing party its reasonable legal fees and expenses at trial and all appellate levels.  The provisions of this Section 30 shall survive the Closing and/or a termination of this Agreement.

31.	Currency.

Any and all amounts owing by any party hereto pursuant to this Agreement, shall be paid in lawful currency of the United States of America (i.e. U.S. Dollars).  The provisions of this Section 31 shall survive the Closing and/or a termination of this Agreement.

32.	Intentionally Deleted.

33.	Press Releases.

Contemporaneously with the execution of this Agreement, the parties hereto shall independently prepare and issue press releases with respect to the Transaction after providing such press release to the other party hereto prior to issuance and consulting with the other party hereto with respect thereto. Contemporaneously with Closing, each party may, in its sole discretion, independently prepare and issue a press release after providing such press release to the other party hereto prior to issuance and consulting with the other party hereto with respect thereto.  Except for the foregoing press releases, no party hereto or any affiliate of any party hereto shall issue any press release with respect to the Transaction, unless required by law and then only after providing such press release to the other party hereto prior to issuance and consulting with the other party hereto with respect thereto.  The provisions of this Section 33 shall survive the Closing.

34.	Blue Mountain Commons.

With respect to the Property known as Blue Mountain Commons, RioCan acknowledges and agrees that (i) a parcel immediately adjacent to such Property (the “Blue Mountain Residential Parcel”)  is subject to the terms of that certain Sales Agreement between CSC Clock Tower Development LLC, an affiliate of Cedar as seller, and Triple Crown Corporation, as purchaser (as amended from time to time, the “Blue Mountain Residential Contract of Sale”), (ii) access over and through portions of Blue Mountain Commons is desirable for developing, operating and using the Blue Mountain Residential Parcel, (iii) RioCan, at no material out-of-pocket cost or expense to RioCan, shall cooperate in all respects with CSC Clock Tower Development LLC, Cedar and any successor owner of the Blue Mountain Residential Parcel in connection with the development of the Blue Mountain Residential Parcel including, without limitation, granting or causing the owner of the Blue Mountain Commons Property to grant irrevocable permanent easements over, through and across Blue Mountain Commons for the benefit of the Blue Mountain Residential Parcel for ingress and egress, wastewater management, grading and other similar purposes.  The form and content of such easements shall be acceptable to RioCan acting reasonably and in good faith.  RioCan shall not permit the Property known as Blue Mountain Commons to be transferred prior to the third (3rd) anniversary of the Closing Date without using commercially reasonable efforts to cause any transferee to agree (and to agree to bind further transferees) to the terms of this Section 34 for the benefit of Cedar pursuant to an agreement in form and content acceptable to Cedar in the exercise of Cedar’s reasonable judgment.  The provisions of this Section 34 shall survive the Closing.

35.	Partnership Agreement.

Following the Closing, the Cedar Partners shall continue to be beneficiaries of Section 6.6 of the Partnership Agreement.  RioCan shall not amend or modify such provisions, or allow such provisions to be amended or modified, in any way which adversely affects either Cedar Partner without the prior written consent of the Cedar Partners.  The provisions of this Section 35 shall survive the Closing.

36.	Status as a Real Estate Investment Trust and Income Tax Matters.

(a)
REIT Status.  From and after the Closing Date, neither the RioCan Partners nor the Cedar Partners shall take any action or omit taking any action, or cause the Partnership or REIT to take any action or omit taking any action, if taking such action or such omission of taking action may adversely affect the ability of REIT to qualify or continue to qualify as a real estate investment trust within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended and Treasury Regulations promulgated thereunder, for any taxable period ending on or prior to December 31, 2012.

(b)
Tax Treatment of Sale of Interests.  The parties hereto intend that the sale of the Cedar Partnership Interests by the Cedar Partners to the RioCan Partners hereunder shall be treated for U.S. federal income tax purposes (and any state and local tax purposes) as described in Revenue Ruling 99-6, Situation 1, 1999-1 C.B. 432.  Accordingly, the sale of the Cedar Partnership Interests shall be treated for tax purposes  as a sale by the Cedar Partners of partnership interests and a purchase by the RioCan Partners of the interests in REIT, and the taxable year of the Partnership shall end on the Closing Date.

(c)
Filing of Tax Returns of the Partnership.  Cedar GP shall prepare or cause to be prepared, and file or cause to be filed, all tax returns for the Partnership that are required to be filed with respect to the taxable year of the Partnership ending on or before the Closing Date in accordance with the procedures set forth in Section 8.3(e) of the Partnership Agreement as in effect immediately prior to the Closing.

(d)
Tax Return of REIT.  Subject to the provisions of this Section 36, RioCan shall cause REIT to file a Form 1120-REIT (and any corresponding state and local returns) for any tax year beginning on January 1, 2012 and ending on or prior to December 31, 2012. Such returns shall be filed no later than May 1, 2013. RioCan shall provide Cedar with drafts of all such tax returns by April 1, 2013, with appropriate schedules and other backup to support REIT’s status as a real estate investment trust within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder and to support the calculations set forth on such draft tax returns.  Cedar shall notify RioCan of the existence of any objection Cedar may have to any items set forth on such draft tax returns by April 15, 2013.  If Cedar provides notification of any such objection(s) in accordance with the previous sentence and, after consulting in good faith, RioCan and Cedar are unable to resolve such objection(s), such objection(s) shall be referred to Ernst & Young for resolution on a basis consistent with the pre-Closing practices of REIT and its subsidiaries with respect to such items and taking into consideration the status of RioCan and CRTI as real estate investment trusts within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder.  Following the Closing, any of REIT’s tax returns for any tax year ending on or prior to December 31, 2012 shall not be filed without the prior written consent of Cedar.

(e)	Tax Controversies.

(i)
RioCan and Cedar shall each promptly notify the other upon receipt by RioCan, a RioCan Related Party, Cedar or a Cedar Related Party, as the case may be (including, in the case of RioCan, the Partnership, REIT or any subsidiary of such entities), of written notice of any inquiry, claim, assessment, audit, administrative or judicial proceeding or similar event with respect to taxes other than with respect to real estate taxes (“Tax Matter”) relating to any taxable period beginning prior to the Closing Date with respect to the Partnership, REIT, or any subsidiary of such entities.  Cedar shall have the right (and RioCan shall cause the Partnership and its subsidiaries to provide Cedar’s tax advisors with the appropriate powers of attorney) to represent the interests of the Partnership, REIT, and any subsidiary of such entity, as the case may be, with respect to any Tax Matter for any taxable period ending on or before the Closing Date with respect to the Partnership, REIT, or any subsidiary of such entities before the Internal Revenue Service or any other Governmental Authority responsible for the administration of any tax, and shall have the right to control the prosecution, defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, filing tax returns and contesting, defending against and resolving any assessment for additional taxes or notice of tax deficiency or other adjustment of taxes of, or relating to, a Tax Matter, provided, however, that any counsel hired by Cedar with respect to such Tax Matter shall be subject to the approval of RioCan (which approval shall not be unreasonably withheld or delayed) and RioCan shall have a right to participate in such defense, compromise or other resolution.  Cedar shall (w) not initiate any claim for refund or amend any tax return without the prior written consent of RioCan, which consent shall not be unreasonably withheld or delayed, (x) keep RioCan fully and timely informed with respect to the commencement, status and nature of any Tax Matter, (y) in good faith, allow RioCan to make comments regarding the conduct of or positions taken in any such proceeding and (z) not enter into any settlement or compromise (including, without limitation, any settlement that could adversely impact (a) the status of REIT as a real estate investment trust within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder for any taxable period beginning prior to the Closing Date or (b) the status of RioCan Holdings as a real estate investment trust within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder) any matter without the prior written consent of RioCan, which consent shall not be unreasonably withheld or delayed.  The costs and expenses incurred in representing the interests of the Partnership, REIT, and any subsidiary of such entity, as the case may be, with respect to any Tax Matter for any tax period ending on or prior to the Closing Date before the Internal Revenue Service or any other Governmental Authority responsible for the administration of any tax (including, without limitation, any costs and expenses associated with the defense, compromise or other resolution of any such Tax Matter) shall be borne eighty percent (80%) by RioCan and twenty percent (20%) by Cedar.

(ii)
RioCan shall have the  right to control any audit or examination by the Internal Revenue Service or any other Governmental Authority responsible for the administration of any tax, initiate any claim for refund or amend any tax return, and contest, resolve and defend against any assessment for additional taxes, notice of tax deficiency or other adjustment of taxes of, or relating to, the income, assets or operations of the Partnership, REIT, and any subsidiary of such entities, for all taxable periods ending after the Closing Date; provided, however, that with respect to any taxable period beginning before the Closing Date and ending after the Closing Date, any counsel hired by RioCan with respect to such Tax Matter shall be subject to the approval of Cedar (which approval shall not be unreasonably withheld or delayed) and Cedar shall have a right to participate in the defense, compromise or other resolution and RioCan shall (w) not initiate any claim for refund or amend any tax return without the prior written consent of Cedar, which consent shall not be unreasonably withheld or delayed, (x) keep Cedar fully and timely informed with respect to any Tax Matter (by provision of information to Cedar), (y) in good faith, allow Cedar to make comments to RioCan regarding the conduct of or positions taken in any such proceeding and (z) not enter into any settlement or compromise (including, without limitation, any settlement that could adversely impact (a) the status of REIT as a real estate investment trust within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder for any taxable period beginning prior to the Closing Date or (b) the status of CRTI as a real estate investment trust within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder) without the prior written consent of Cedar, which consent shall not be unreasonably withheld or delayed.  The costs and expenses of such audit or examination shall be borne eighty percent (80%) by RioCan and twenty percent (20%) by Cedar.

(iii)
Notwithstanding anything to the contrary contained herein, in the event that the party in control of a Tax Matter pursuant to the provisions of this Section 36(e) foregoes any available challenge or appeal of any assessment,  decision or determination with respect to tax periods beginning prior to the Closing Date with respect to the Partnership, REIT, or any subsidiary of such entities, such party shall promptly notify the other party of its intent and the other party shall have the right (and the foregoing party shall cause the Partnership, REIT and any subsidiary of such entity to provide the other party’s tax advisors with the appropriate powers of attorney) to represent the interests of the Partnership, REIT, and any subsidiary of such entity, as the case may be, with respect to such Tax Matter.  In the event that, following the Closing Date, the Internal Revenue Service or any other Governmental Authority makes a final decision or determination (including, without limitation, a “determination” within the meaning of Section 860(e) of the Internal Revenue Code of 1986, as amended) with respect to any taxable period of the REIT beginning prior to the Closing Date, RioCan and/or Cedar, as the case may be, shall take any such action as is necessary to ensure that REIT continues to qualify as a real estate investment trust within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended and Treasury Regulations promulgated thereunder, for such taxable period, including, without limitation, causing REIT to apply for any available forms of retroactive relief and/or pay a “deficiency dividend” pursuant to Section 860 of the Internal Revenue Code of 1986, as amended.

(f)
Books and Records. RioCan shall, and shall cause the Partnership, REIT and each subsidiary of such entities to, afford Cedar, upon reasonable notice and without undue interruption to the business of RioCan, the Partnership, REIT, and each subsidiary of the Partnership and REIT, access during normal business hours to the books, records and appropriate employees of the Partnership, REIT and each subsidiary of such entities relating to the Partnership, REIT and each subsidiary of such entities prior to the Closing Date in connection with (i) preparation of the tax returns specified in Section 36(c), (ii) investigation or contest of any Tax Matter which Cedar has the authority to conduct under Section 36, or (iii) for other legitimate business purposes.  Such access shall be allowed until the later of (x) five (5) years following the Closing Date and (y) the expiration of the statute of limitations for the taxable periods relevant to any matter described above in clauses (i) and (ii) of this Section 36(f).  RioCan agrees that it shall, from and after the Closing Date, cause the Partnership, REIT and each subsidiary of such entities to preserve all books and records of the Partnership, REIT and each subsidiary of such entities until the later of (x) five (5) years following the Closing Date and (y) the expiration of the statute of limitations for the taxable periods relevant to any matter described above in clauses (i) and (ii) of this Section 36(f).

(g)	Amendments to Organizational Documents. RioCan shall provide to Cedar copies of any amendments to the organization documents of the Partnership or REIT effective on or before December 31, 2012.

(h)	Cooperation. The parties hereto shall cooperate with each other with respect to the filing of tax returns.

(i)
Treatment.  Unless otherwise required by applicable law, for income tax purposes, each party shall treat any payment made to the other under Section 12 of this Agreement as an adjustment to the purchase price as determined for income tax purposes.

(j)	Survival. The provisions of this Section 36 shall survive the Closing.

37.	Cross Keys Place Earn-Out.

Pursuant to the terms of the certain Agreement of Purchase and Sale, dated as of August 9, 2010, between CSC Cross Keys LP (the Property Owner of Cross Keys Place), as successor to Cedar, as buyer, and Rosen Turnersville, LLC, as seller,  (i) the buyer is obligated to pay to the seller the “Earnout Consideration” and (ii) Cedar guaranteed to the seller the payment of such Earnout Consideration.  Pursuant to the terms of that certain Indemnification Agreement, dated as of October 13, 2010, given by RioCan for the benefit of Cedar, RioCan agreed to, inter alia,  pay to Cedar 80% of all amounts paid by Cedar on account of the Earnout Consideration. RioCan acknowledges and agrees that such Indemnity Agreement remains, and following the Closing shall remain, in full force and effect.  If demand shall be made on CSC Cross Keys LP (or Cedar, as guarantor) for payment of the Earnout Consideration, (i)  RioCan shall promptly cause the Earnout Consideration to be paid and provide evidence of such payment to Cedar and (ii) Cedar shall, within thirty (30) days following receipt of evidence of payment of the Earnout Consideration together with a demand for contribution, pay to CSC Cross Keys LP twenty percent (20%) of the Earnout Consideration.  The provisions of this Section 37 shall survive the Closing.

38.	Real Estate Tax Protests.

If any Person has heretofore filed applications for the reduction of the assessed valuation of any Property and/or instituted certiorari proceedings to review such assessed valuations for any prior or current tax years, from and after the Closing RioCan shall, subject to the terms hereof, prosecute such proceedings in good faith at its sole cost and expense.  Notwithstanding the foregoing, RioCan shall not withdraw, compromise or settle any proceedings for any fiscal period in which the Closing is to occur or for any year or years prior to the tax year in which the Closing herein occurs without the prior written consent of Cedar, which consent shall not be unreasonably withheld.  RioCan shall cause all sums payable to Tenants under the Leases on account of such tax savings or refund to be promptly paid to such Tenants following receipt of such tax savings or refund.  Any remaining tax savings or refund for the tax year in which the Closing occurs or for any year or years prior to the tax year in which the Closing herein occurs shall be prorated between the parties hereto subject to, and in accordance with Section 12 (including the applicability of the Outside Adjustment Date).  The provisions of this Section 38 shall survive  the Closing.

39.	Payment to Cedar of Certain Outstanding Fees.

At the Closing, the parties hereto shall cause the Property Owners and/or the Partnership to pay to Cedar the amount of $225,000 on account of fees due and payable to Cedar as of the date of this Agreement. Such payment shall not be subject to adjustment or apportionment in accordance with the terms of this Agreement, or otherwise be taken into account in calculating the Net Consideration.  The provisions of this Section 39 shall survive the Closing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

CEDAR REALTY TRUST PARTNERSHIP, L.P., a Delaware limited partnership

By:	Cedar Realty Trust, Inc., a Maryland corporation, its general partner

By:
Bruce Schanzer
President

CEDAR RCP LP LLC, a Delaware limited liability company

By:	Cedar Realty Trust Partnership, L.P., a Delaware limited partnership, its sole member

	By:	Cedar Realty Trust, Inc., a Maryland corporation, its general partner

By:
Bruce Schanzer
President

CEDAR RCP GP LLC, a Delaware limited liability company

By:	Cedar Realty Trust Partnership, L.P., a Delaware limited partnership, its sole member

	By:	Cedar Realty Trust, Inc., a Maryland corporation, its general partner

By:
Bruce Schanzer
President

AS TO SECTION 3 ONLY:

CEDAR REALTY TRUST, INC., a Maryland corporation

By:
Bruce Schanzer
President

RIOCAN HOLDINGS USA INC., a Delaware corporation

By:
Name: Rags Davloor
Title: Chief Financial Officer

AS TO SECTION 3 ONLY:

RIOCAN REAL ESTATE INVESTMENT TRUST, an Ontario trust

By:
Name:
Title

EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of the ____ day of __________, 2012 by and between [CEDAR RCP LP LLC/CEDAR RCP GP LLC]., a Delaware limited liability company (“Assignor”) and [RIOCAN HOLDINGS USA INC/●], a Delaware [corporation/limited liability company] (“Assignee/Assignees”).

W I T N E S S E T H:

WHEREAS, Assignor is the owner of a [nineteen] [one] percent ([19%)(1%)] interest (the “Interest”)  as [a limited partner] [the general partner] in RC Cedar Partnership LP, a Delaware limited partnership (the “Partnership”);

WHEREAS, pursuant to that certain Agreement Regarding Purchase of Partnership Interests, dated as of September 6, 2012 (the “Contract”), between Assignor, [Cedar RCP LP LLC/Cedar RCP GP LLC], [Assignee/RioCan Holdings USA Inc.] and Cedar Realty Trust Partnership, L.P., the parties thereto have agreed, among other things, to cause Assignee[s] to acquire all right, title and interest of Assignor in and to the Interests; and

WHEREAS, all capitalized terms used but not defined herein shall have the meanings set forth in the Contract.

NOW, THEREFORE, for valuable consideration in hand paid, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Assignor hereby absolutely and unconditionally assigns, conveys, transfers and sets over unto Assignee(s), without recourse, representation or warranty except as set forth in the Contract, all right, title and interest of Assignor in and to the Interest [to the Assignee] [as follows: 10% of the 1% interest (.i.e 0.1%) to RioCan Holdings USA Inc. and 90% of the 1% Interest (i.e. 0.9%) to ●].

2.           Assignee[s] hereby accept[s] such assignment and assumes all obligations with respect to the Interest being acquired by it hereunder.

3.           This Agreement shall be binding upon and inure to the benefit of the parties hereto and each of their respective successors and assigns.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any other person or entity.

4.           This Agreement may be executed in any number of counterparts, and each such counterpart will for all purposes be deemed an original, and all such counterparts shall constitute one and the same instrument.

5.           Each party represents and warrants that the individual signing this Agreement on its behalf is duly authorized to do so.

6.           The parties hereto covenant and agree that they will execute, deliver and acknowledge from time to time at the request of the other, and without further consideration, all such further instruments of assignment or assumption of rights and/or obligations as may be reasonably required in order to give effect to the transactions described herein.

7.           This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware (without regard to principles of conflicts of laws).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

ASSIGNOR:

[CEDAR RCP LP LLC/CEDAR RCP GP LLC] a Delaware limited liability company

By:	Cedar Realty Trust Partnership, LP., its sole member

	By:	Cedar Reality Trust Inc., its general partner

By:
Name:
Title:

ASSIGNEE(S):

RIOCAN HOLDINGS USA INC. a Delaware corporation

By:
Authorized Person

●
a Delaware limited liability company

By:
Authorized Person

SCHEDULE 1

MAJOR TENANTS

Property	Major Tenants
Blue Mountain Commons	Giant
Columbus Crossing (1851 Delaware)	Super Fresh, Old Navy, A.C. Moore, Inc., Famous Footwear
Creekview Center (PR Warrington)	Giant
Crosskeys	Petco, Old Navy, AC Moore, Bed Bath & Beyond, Sports Authority
Exeter Commons	Giant, Petco, Staples, Lowe's
Gettysburg Place	Giant
Loyal Plaza	Kmart, Giant, Staples, Rite Aid (successor to Eckerd), Advance Auto Parts (successor to Western Auto Supply)
Marlboro Commons	Giant
Monroe Marketplace	Giant, Kohl's, Dick's Sporting Goods, Staples, PetSmart, Michaels, Bed Bath & Beyond, Best Buy
Montville Commons	Stop & Shop
New River Valley	Best Buy, Old Navy, PetSmart, Staples, Bed Bath & Beyond, Ross Dress for Less
Northland Center	Giant, Asian Buffet, CVS
Northwoods	BJ's Wholesale, Tractor Supply Company, Dollar Tree Stores
Pitney Road Plaza (PR Lancaster)	Best Buy
Shaw’s (Raynham)	CVS, Jo-Ann Fabrics, Marshall's, Shaw's, Fashion Bug
Stop and Shop (Bridgeport)	Stop and Shop
Sunrise Plaza (PR Lacey)	Home Depot, Kohl's, Staples
Sunset Crossing	Giant
Town Square	Giant, PetSmart, AC Moore
Towne Crossings	Bed, Bath & Beyond, Michaels
York Marketplace	Lowe's, Giant, Fashion Bug, Super Shoes, Office Max